ASSIGNMENT DATE :   12/21/2001
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Chesterbrook Partners Inc. hereby executes an assignment of all its existing right, title and interest in a Mediscience Technology Warrant issued to and accepted by Chesterbrook Partners Inc. on November 15, 2001, attached hereto representing the right to purchase 50,000 shares of Mediscience Common Shares at $.25 per share.

This assignment is subject to all terms of the underlying warrant and is immediately vested and effective upon notice to Mediscience Technology by Chesterbrook Partners Inc. in accordance with its terms.

By my signature below, and intending to be legally bound pursuant to the laws of the State of New Jersey I hereby execute this assignment.

To     Laurence B. Elgart
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       254 Park Ave South Apt 5M
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       New York NY 10010
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/s/Ned H. Elgart
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Chesterbrook Partners Inc. by
Ned H. Elgart, President
PO Box 81234
Boca Raton Florida, 33481